EXHIBIT 99.1

April 24, 2009

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	John C. Hansen	(805) 466-7087
President and Chief Executive Officer

	James M. Cowan	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)

(OTC Bulletin Board: SLBA.OB)

ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2009

Highlights for the First Quarter of 2009 compared to the First Quarter of 2008

•	Net Earnings for the three month period ending March 31, 2009 were $231,000 which reflects a decrease of $289,000 or 55.6% when compared to $520,000 for the same period in 2008

•	Return on Average Assets equaled 0.36% for the three month period ending March 31, 2009 compared to 0.84% for the same period in 2008

•	Return on Average Equity equaled 3.61% for the three month period ending March 31, 2009 compared to 9.52% for the same period in 2008

•	The Company declared a cash dividend of $0.25 per common share. This is the twentieth consecutive year cash dividends have been paid to our shareholders

•	Earnings per common share (on a fully diluted basis) equaled $0.10 for the three month period ending March 31, 2009 compared to $0.26 for the same period in 2008

•

Asset quality remained strong for the first three months of 2009 with only three non-performing loans totaling $1,059,000 compared to three non performing loans totaling $2,119,000 for the same period in 2008. One non-performing loan of $464,000 was transferred to Other Real Estate Owned (OREO) during the first quarter of 2009. Non-performing loans totaled 0.54% of total gross loans as of March 31, 2009, compared to 1.25% for the same period in 2008. The allowance for loan losses to total loans increased to $2,131,000 or 1.08% of total loans as of March 31, 2009 compared to $1,616,000 or 0.95% for the same period in 2008

•	Total Shareholders Equity increased to $25,294,000 as of March 31, 2009 compared to $21,600,000 for the same period in 2008, representing a 17.1% increase

FINANCIAL PERFORMANCE:

Santa Lucia Bancorp (the “Company”) (OTC Bulletin Board SLBA.OB) is a California Corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank), a four office bank serving San Luis Obispo, and northern Santa Barbara Counties.

The primary reasons for the decrease in net earnings, return on average assets and return on average equity was the 56 basis point decrease in the Company’s net interest margin from 5.21% for the three months ending March 31, 2008 to 4.65% for the same period in 2009, coupled with the $240,000 addition to the loan loss provision. Net Interest Income for the three months ended March 31, 2009 decreased $198,000 or 6.8% to $2,698,000 compared to $2,896,000 for the same period in 2008. Interest income decreased $587,000 or 14.5% for the first three months of 2009, from $4,050,000 in 2008, to $3,463,000 in 2008.  This decrease was primarily due to the decrease in the net interest margin caused by a 200 basis point drop in the prime lending rate during the past twelve months as the average rate paid on interest earning assets declined from 7.28% at March 31, 2008 to 5.97% at March 31, 2009.

Interest expense decreased $389,000 or 33.7% from $1,154,000 as of March 31, 2008, to $765,000 as of March 31, 2009.  This was due to a 114 basis point decrease in the average rate paid on interest bearing liabilities from 3.11% as of March 31, 2008 to 1.97% as of March 31, 2009.

The Company’s return on average assets declined from 0.84% as of March 31, 2008 to 0.36% for the same period in 2009, which represents a 57.1% decline.  At the same time we have seen the return on average equity decrease from 9.52% as of March 31, 2008 to 3.61% for the same period in 2009.  Total Stockholders Equity increased $3,694,000 or 17.1% from $21,600,000 as of March 31, 2008 to $25,294,000 for the same period in 2009.  The increase in the Shareholders Equity was primarily due to the Company’s previously announced participation in the United States Treasury’s Capital Purchase Program.

OPERATING EFFICIENCY:

The Company’s efficiency ratio was 80.5% for the quarter ending March 31, 2009, compared to 74.1% for the same period in 2008.  This is the result of a decrease in the Bank’s net interest income, resulting from a 56 basis point decrease in the net interest margin, coupled with a slight 0.50% increase in non-interest expense.

LOAN GROWTH AND CREDIT QUALITY

Net loans increased $28,029,000 or 16.8% from $167,162,000 as of March 31, 2008 to $195,191,000 for the same period in 2009.  Considering the current economic conditions, the Company was pleased with the $26,997,000 or 20.8% increase in real estate loans from $129,815,000 as of March 31, 2008 to $156,812,000 as for the same period in 2009.  The Company was also pleased with the $1,055,000 or 2.7% increase in commercial loans from $38,388,000 as of March 31, 2008 to $39,443,000 as for the same period in 2009.  The Bank continues to maintain its overall underwriting standards and the Loan Portfolio remains strong with minimal delinquencies.

The Company had three non-performing loans totaling $1,059,000 as of March 31, 2009, compared to three non-performing loans totaling $1,614,000 at December 31, 2008 and three non-performing loans totaling $2,119,000 for the same period in 2008.  The first two loans total $926,000 and are secured by unimproved real estate.  The third loan totals $133,000 and is secured by equipment.  The Company experienced net charge offs of $418,000 in the first quarter of 2009 compared to a net charge off of $57,000 for the same period in 2008.

DEPOSIT GROWTH

Total deposits stood at $220,551,000 as of March 31, 2009 compared to $212,441,000 for the same period in 2008.  This represents an increase of $8,110,000 or 3.8%.  The largest deposit gain was posted in Time Certificates of Deposits which increased $6,549,000, or 9.0% including $4.5 million in Institutional CD’s.  Now Accounts increased $957,000 while Money Market Accounts increased $4,238,000.  Demand Deposits decreased $4,593,000.  Despite this decrease, non-interest bearing deposits still equaled a strong 32.2% of total deposits compared to 35.6% for the same period in 2008.

PROVISON FOR LOAN LOSSES

The Bank increased the provision for loan loss $240,000 during the three month period ending March 31, 2009 compared to no provision during the same period in 2008.  The primary reason for the increase was due to the $27.7 million or 16.3% growth in the loan portfolio coupled with additional reserves that the Company has taken for loans that have been placed on non-accrual.  The allowance for loan and lease losses as a percentage of total loans increased to 1.08% as of March 31, 2009 compared to 0.95% for the same period in 2008.  Based on an analysis performed by the Bank it is believed that the allowance is adequate as of March 31, 2009.  Loans past due 30 to 89 days as of March 31, 2009 totaled $46,000 compared to $2,674,000 at December 31, 2008 and zero at March 31, 2008.  The Bank had no loans 90 days or more past due that were still accruing for the period covering March 31, 2008 to March 31, 2009.

CAPITAL LEVEL AND RATIOS

Total shareholders equity stands at $25,294,000 as of March 31, 2009 compared to $21,600,000 for the same period in 2008.  This represents a $3,694,000 or 17.1% increase in equity capital between March 31, 2008 and March 31, 2009.  The Bank maintains capital ratios above the Federal regulatory guidelines for a “well capitalized” bank.  Total capital to risk weighted assets for the Company increased to 15.2% as of March 31, 2009 compared to 14.7% as of March 31, 2008.  Tier I Capital to assets ratio increased to 11.8% as of March 31, 2009 from 10.6% as of March 31, 2008.

As part of the United States Treasury’s Capital Purchase Program, the Company entered into a Letter Agreement on December 19, 2008 with the United States Department of Treasury, where the Company agreed to issue and sell 4,000 shares of the Company’s Preferred Stock and a warrant to purchase 37,360 shares of the Company’s Common Stock for an aggregate purchase price of $4,000,000 in cash.  The Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  Management expects to repay the capital within the five year time frame.  The warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price equal to $16.06 per share of the Common Stock.

THE COMPANY AND ITS BUSINESS STRATEGY:

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 23 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, the current financial crisis and recession  in United States and foreign financial markets and the response of government and bank regulators thereto, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

SELECTED FINANCIAL INFORMATION

	(in thousands, except share data and ratios)
	Unaudited
	Three Months Ended
	March 31,		%
	2009	2008	Change
Summary of Operations:
Interest Income	$3,463	$4,050	-14.49%
Interest Expense	765	1,154	-33.71%
Net Interest Income	2,698	2,896	-6.84%
Provision for Loan Loss	240	—	—

Net Interest Income After Provision for Loan Losses	2,458	2,896	-15.12%
Noninterest Income	323	355	-9.01%
Noninterest Expense	2,431	2,408	0.96%

Income Before Income Taxes	350	843	-58.48%
Income Taxes	119	323	-63.16%

Net Income	$231	$520	-55.58%

Cash Dividends Paid	$481	$482	-0.21%

Per Common Share Data:
Net Income - Basic	$0.10	$0.27	-62.96%
Net Income - Diluted	$0.10	$0.26	-61.54%
Dividends	$0.250	$0.250	0.00%
Book Value	$11.07	$11.21	-1.25%

Common Outstanding Shares:	1,923,053	1,925,983	-0.15%

Statement of Financial Condition Summary:
Total Assets	$260,039	$248,559	4.62%
Total Deposits	220,551	212,441	3.82%
Total Net Loans	195,191	167,162	16.77%
Allowance for Loan Losses	2,131	1,616	31.87%
Total Shareholders’ Equity	25,294	21,600	17.10%

Selected Ratios:
Return on Average Assets	0.36%	0.84%	-56.96%
Return on Average Equity	3.61%	9.52%	-62.07%
Net interest margin	4.65%	5.21%	-10.75%
Average Loans as a Percentage of Average Deposits	91.17%	79.68%	14.42%
Allowance for Loan Losses to Total Loans	1.08%	0.95%	13.13%
Tier I Capital to Average Assets - “Bank Only”	11.11%	9.88%	12.45%
Tier I Capital to Risk-Weighted Assets - “Bank Only”	13.07%	12.37%	5.66%
Total Capital to Risk-Weighted Assets - “Bank Only”	14.45%	13.83%	4.48%
Tier I Capital to Average Assets - “Bancorp”	11.76%	10.56%	11.36%
Tier I Capital to Risk-Weighted Assets - “Bancorp”	13.85%	13.24%	4.61%
Total Capital to Risk-Weighted Assets - “Bancorp”	15.23%	14.70%	3.61%